Exhibit 4.13

Loan Agreement

Contract Number: 30101000浙商银借字2022 No. 00435

Borrower: Hangzhou Forasen Technology Co., Ltd

Lender: Zheshang Bank Co., Ltd - Hangzhou Qiantang Branch

In accordance with the relevant national laws, regulations and rules, the borrower and lender have reached a consensus through full consultation and hereby enter into this contract for mutual compliance.

Article 1 Borrower’s Commitment

1.1 The borrower is a lawfully established and approved by authority department approved the registration of enterprise legal person (matter) industry, or can be prescribed by the state as the other organizations of the borrower, in accordance with the law shall have the right to conclude a contract and have the ability to perform this.

1.2 All the required internal authorization process that the borrower needs to sign this contract has been completed; sign this contract is the legal representative of the borrower/head or authorized agent; and the effect of this contract is legally binding on the borrower.

1.3 The execution or performance by the borrower of this contract or of its obligations hereunder shall not contravene or result in a violation of the provisions of any other articles of association, any law or regulation, or any agreement entered into by the borrower.

1.4 The borrower’s financial reporting system in accordance with the relevant state departments issued accounting standard and accounting system establishment, truthful and accurate to reflect the borrower in the report the financial position of the year, there are no false information and false statements, and since the recent report of the day, there was no sign of worsening the borrower’s financial condition.

1.5 The loan application documents and materials provided by the borrower about the borrower, the guarantor and shareholder to the lender are true, complete, legal and valid. And the copies submitted are consistent with the originals.

1.6 Except as notified to the lender in writing prior to the date hereof, the borrower has not entered into or will soon enter into any litigation, arbitration or administrative proceedings affecting or likely to affect the borrower’s performance hereof.

1.7 During the term of the loan, ensure that the relevant financial indicators are not lower than the agreed level. The specific financial indicators shall be agreed upon by both parties in Other Matters hereof.

1.8 The loan shall be used for the purpose agreed herein, and the loan funds shall be used in the manner agreed herein; Cooperate with the lender in loan payment management, post-loan management and related inspection.

1.9 Timely, fully and accurately disclose related party relationships and related transactions to the lender.

1.10 If the loan under this contract is secured by house mortgage, it shall timely fulfill the obligation of informing the lender when it becomes aware of the information that the mortgaged house will be demolished. If the relocation adopts the compensation method of property right replacement, the borrower shall negotiate with the lender to pay off the debt or replace the mortgaged property in advance, and timely provide the guarantee approved by the lender before the original mortgaged house is lost and the new mortgage registration is not handled; If the demolition and relocation is compensated by means of compensation, the mortgagor shall ensure that the compensation proceeds shall continue to provide guarantee in the form of certificates of deposit pledged, or pay off debts in advance.

1.11 If the loan under this contract is issued on credit, complete, true and accurate report of the external guarantee to the lender on a regular basis.

1.12 Energy conservation and emission reduction are legal and compliant. If the borrower fails to perform its commitments or makes false promises or conceals facts, or if the risk of energy consumption or pollution becomes apparent, it agrees to bear the liability for breach of contract in accordance with Article 13.6 of this contract.

1.13 Obtain the consent of the lender before undertaking the material matters mentioned in Article 11.7 of this contract.

1.14 Notify the lender promptly of material adverse events affecting the solvency.

Article 2

The types of loans under this contract are as follows: See Article 21.1.

Article 3

The purposes of the loan hereunder are as follows: See Article 21.2.

Without the written consent of the lender, the borrower shall not change the purpose of the loan specified in this contract.

Article 4 Amount and term of the loan

4.1 The currency and amount of the loan hereunder are listed in 21.3.

4.2 See 21.4 for the term of loan under this contract. If a loan is drawn in installments, the maturity date of each loan shall not exceed the maturity date agreed in this paragraph.

The specific withdrawal date and amount shall be subject to the loan voucher, which is an integral part of this contract and has the same legal effect as this contract.

Article 5 Interest rate and interest calculation

5.1 Interest rate on RMB borrowing please see Article 21.5.

5.2 Method of interest settlement please see Article 21.6.

Article 6 Withdrawal terms

The lender shall provide the loan under this contract if the borrower satisfies the following conditions:

6.1 The borrower shall open an account with the lender. See Article 21.7.

6.2 The borrower shall provide relevant documents and materials and complete relevant procedures as required by the lender.

6.3 If the loan under this contract is borrowed in foreign exchange, the borrower has completed approval, registration and other legal procedures related to the loan in accordance with relevant laws and regulations.

6.4 If the loan under this contract is secured by mortgage or pledge, the relevant registration and/or insurance and other legal procedures have been completed as required by the lender, and the guarantee and insurance shall remain valid. If the loan under this contract is guaranteed, the guarantee contract shall be signed and take effect in accordance with the law.

6.5 No breach has occurred under this contract or any other contract entered into between the borrower and the lender.

Article 7 Loan Payment

7.1 Payment of loans under this contract shall be made as follows: see 21.8.

(1) Entrusted payment by lender

The lender shall, in accordance with the borrower’s withdrawal application and payment authorization, pay the borrowed funds to the borrower’s transaction object conforming to the purposes specified in this contract and the Transaction Contract. If the borrower uses the Letter of Trust for Payment of Loan Funds of Zheshang Bank formulated by the lender, the borrower agrees that the letter of Trust shall be the basis for payment of loan funds, and the borrower shall not provide payment vouchers (or payment basis) or account password in addition.

Where payment is entrusted to the lender, the lender shall, according to the agreed purpose of the loan, examine whether the payment object, payment amount and other information listed in the payment application provided by the borrower are consistent with the corresponding business contracts (including but not limited to purchase and sales contracts, agreements, orders, freight waybills and other certification materials). After approval, the loan funds shall be paid to the borrower’s transaction partner through the borrower’s account. The lender shall have the right to reject the borrower’s application for payment which is not in conformity with the purpose agreed herein, and all losses caused thereby shall be borne by the borrower.

Article 8 Sources of repayment funds and repayment

8.1 The borrower’s sources of funds to repay the principal and interest of the loan hereunder include but are not limited to: see 21.9.

8.2 The borrower shall pay the interest in full and on time as agreed herein, and repay the loan principal as follows:

Repay the loan principal in one lump sum at maturity.

8.3 The borrower shall make sufficient amounts of interest or principal payable for the current period in the account opened with the lender on or prior to the settlement date agreed herein, and irrevocably authorize the lender to take the initiative to withdraw from the account on or prior to the settlement date agreed herein.

8.4 The lender has the right to recover the loan in advance according to the borrower’s withdrawal of funds

Article 9 Account supervision

Borrower designated special fund withdrawal account, see 21.10.

The lender shall, as required by the lender, promptly provide information about the flow of funds into and out of the account. The lender shall have the right to monitor the fund withdrawal account and the borrower shall cooperate.

Article 10 Lender’s rights and obligations

10.1 The lender shall have the right to inspect and supervise the borrower’s production and operation, financial activities, material inventory and use of the loan by on-site and off-site means, and require the borrower to provide financial statements and other documents, materials and information on a regular basis.

10.2 When the loan principal, interest, penalty interest, compound interest and other expenses payable are withdrawn or recovered in advance in accordance with the law or as agreed herein, the borrower may directly transfer the money from all the accounts opened by the borrower in Zheshang Bank and all its branches.

10.3 If the borrower has any adverse acts or circumstances which may affect the security of the loan, including but not limited to those listed in Article 11 hereof, the lender may stop issuing the loan or withdraw the loan in advance.

10.4 Where there are several debts between the borrower and the lender, and the repayment by the borrower is not sufficient to satisfy all the debts, the repayment by the borrower and the order of repayment shall be determined by the lender.

Where the amount returned by the borrower is insufficient to repay the amount payable, the lender shall have the right to determine the priority of the amount to be used for the repayment of principal, interest, penalty interest, compound interest and the order of payment of expenses.

10.5 The borrower shall have the right to impose credit sanctions on the borrower for evading the supervision of the lender, defaulting on the principal and interest of the loan or other serious breaches of the loan, and shall have the right to notify the relevant departments or units and make public disclosure.

10.6 The lender shall have the right to transfer the Borrowings and security interests hereunder to third parties at any time without the consent of the borrower. Where the lender assigns the loan and security interest hereunder, the borrower shall still assume all obligations hereunder.

10.7 On the premise that the borrower satisfies Article 6 of this contract, the borrower shall issue the loan to the borrower on time and in full amount (except for the delay caused by the borrower or other reasons other than the lender).

Article 11 Borrower’s rights and obligations

11.1 The right to obtain and use the loan in accordance with this contract.

11.2 If the loan under this contract is a foreign exchange loan, approval, registration and other legal procedures related to the loan shall be completed in accordance with relevant regulations.

11.3 Return the principal and interest of the loan on schedule. Where the borrower needs to extend the loan term, it shall submit a written application to the lender at least 15 days in advance before the expiration of the loan term and sign the loan extension agreement with the consent of the lender.

11.4 If the loan is used for the purpose specified in this contract, the borrowed money shall not be used for investment in fixed assets, equity or other fields and purposes prohibited by the State to produce or operate.

11.5 Consciously accept and actively cooperate with the lender and its entrusted units or individuals in investigating, understanding and supervising its production and operation, financial condition and use of the loan hereunder; Consciously accept and actively cooperate with the lender in monitoring the fund withdrawal account and managing and supervising the loan fund payment.

11.6 At the request of the lender, timely provide the lender with true, accurate and complete and effective financial statements and other documents, materials and information required by the lender.

11.7 Before the principal and interest of the loan under this contract are paid in full, if the borrower adopts contract, lease, joint-stock reform, joint venture, merger, merger, division, joint venture, reorganization, foreign investment, substantial increase of debt financing, transfer of assets (equity), capital reduction, application for business suspension for rectification, application for dissolution, application for bankruptcy, and other changes or influences in the creditor’s debt relationship under this contract, to cancel the realization of the creditor’s right of the lender, it shall notify the lender in writing 30 days in advance and obtain the written consent of the lender. At the same time, it shall fulfill the obligation to pay off the debts or pay off the debts in advance. Otherwise, it shall not perform such acts.

11.8 The borrower has any other event, other than the acts mentioned in the preceding paragraph, which poses a danger to its normal operation or materially adversely affects its performance of repayment obligations under this Agreement. In case of suspension of production, closure of business, cancellation of registration, revocation of business license, revocation or bankruptcy application, legal representative or main person in charge engaging in illegal activities, involving major litigation or arbitration, serious difficulties in production and operation, deterioration of financial condition, etc., the lender shall be notified in writing within 3 days and measures for repayment shall be implemented.

11.9 During the term hereof, if the borrower provides guarantee for the debts of others or pledges/pledges its main property to a third party, which may affect the repayment ability of the loan hereunder, it shall notify the lender in advance and obtain the written consent of the lender.

11.10 The borrower and its investors may not withdraw funds, transfer assets or transfer shares without authorization in order to evade obligations to the lender.

11.11 The borrower shall promptly notify the lender in writing of any change in its name, legal representative, domicile, business scope, etc.

11.12 If the guarantor of the loan amount under this contract stops production, goes out of business, has its registration cancelled, has its business license revoked, has been cancelled, has gone bankrupt, has been involved in major litigation or arbitration cases, has lost its guarantee ability corresponding to the loan in part or in whole, or if the value of the mortgaged property or the pledged property (right) used as the guarantee of the loan under this contract has been reduced, accidentally damaged or lost, the borrower shall promptly provide other security measures approved by the lender.

Article 12 Repayment in advance

The borrower shall obtain the consent of the lender for repayment in advance; If the lender agrees that the borrower makes the repayment in advance, the interest on the part of the repayment in advance shall be calculated and charged according to 21.14 below.

Article 13 Liability for breach of contract

13.1 On the premise that the borrower performs its obligations under this contract, if the lender fails to extend the loan to the borrower in accordance with this contract, resulting in losses to the borrower, it shall pay the borrower liquidated damages based on the amount of breach of contract and the number of days delayed. The amount of liquidated damages shall be calculated in the same way as the interest on the overdue loan during the same period.

13.2 If the borrower fails to repay the loan principal within the time limit stipulated in this contract, the lender shall have the right to charge penalty interest on the overdue loan from the overdue date up to see Article 21.12 percent above the execution interest rate of the loan agreed in this contract until the principal and interest are repaid. In case of an increase in the quoted interest rate in the loan market during the overdue period, the penalty interest rate shall be increased accordingly from the date of adjustment.

13.3 If the borrower fails to use the loan according to the purpose agreed herein, the lender shall have the right to charge penalty interest on the part in breach of the loan from the date of default, up to see Article 21.12 percent above the execution interest rate of the loan agreed herein, until the principal and interest are repaid. During this period, if the quoted interest rate of the loan market increases, the penalty interest rate will be increased accordingly from the date of adjustment.

13.4 For the unpaid interest (including penalty interest), the lender shall have the right to charge compound interest at the overdue penalty interest rate agreed herein until the interest (including penalty interest) is repaid.

13.5 If the same loan is overdue and not used according to the purpose agreed in this contract, the penalty interest rate shall be the higher.

13.6 Where the borrower fails to use the loan for the agreed purpose, disburse the loan funds in the agreed manner, has a material event of cross default or breaches other obligations under this contract, or breaches any of its commitments under this contract, such as distortion of information in the loan application documents or breach of the agreed financial index constraints, the lender shall have the right to require the borrower to correct the breach within a prescribed time limit. The borrower has the right to stop issuing loans, to recover loans already issued in advance, and to declare the loans under other loan contracts signed between the borrower and the lender to be immediately due or to take other asset preservation measures.

13.7 If the loan is issued on credit under this contract, and the borrower’s credit rating, profit level, asset-liability ratio, net cash flow from operating activities and other indicators do not meet the lender’s credit loan conditions, the lender has the right to stop the loan and withdraw the loan already issued in advance. The borrower has the right to declare the loan immediately due under other loan contracts signed between the borrower and the lender or to take other asset preservation measures.

13.8 If any of the guarantors of the loans under this contract violates the obligations agreed upon in the guarantee contract and fails to make corrections after being pointed out by the lender, or the guarantee ability is obviously weakened or lost, the lender has the right to take measures against the borrower to stop the loan issuance, withdraw the loans already issued in advance or take other asset preservation measures.

13.9 Where the borrower violates its obligations hereunder and causes economic losses to the lender, it shall compensate for the losses.

13.10 Where the borrower’s default causes the lender to resort to litigation or arbitration to realize the creditor’s right, the borrower shall bear the lawyer’s fee, travel ‘enforcement fee, appraisal fee and other expenses incurred by the lender for realizing the creditor’s right.

Article 14 Loan Guarantee

The guarantee method of the loan under this contract is shown in 21.13. The guarantee contract shall be signed separately. If the guarantee of maximum amount is adopted, the guarantee contract number is 21.13.

Article 15 Service clause

15.1 The borrower confirms that the following address is the delivery address of the contract performance, dispute settlement and other relevant legal documents under this contract.

15.2 The lender or the court/arbitration institution may also serve the relevant legal documents through the following electronic service methods.

15.3 The address and method of service confirmed by the borrower shall be applicable from the establishment of the financial contract to the completion of the full performance of the debt, and shall be applicable to arbitration and litigation procedures (including the stages of first instance, second instance, retrial and execution).

15.4 Notices and litigation-related legal documents issued by the lender or the court/arbitration institution shall be deemed to have been delivered by mail to the above address; If it is served by electronic means, it shall be deemed to have been served as long as the relevant notice or legal instrument has been sent according to the specified code address. The borrower shall ensure that the above address or method of delivery and other information is accurate and effective, and shall promptly notify the lender or the court/arbitration institution in writing of any change in the relevant information, otherwise the original address or method of delivery shall remain in effect. If the information provided is inaccurate or untrue, or the changed information is not informed timely, or the borrower and the collection agent (whether or not a collection agent is appointed, the lender or the court/arbitration institution may serve the notice to its legal representative or person in charge) refuse to sign for receipt (including no one sign for receipt), so that the relevant notice or legal document cannot be actually received, the effect of service shall not be affected. The borrower shall bear the legal consequences arising therefrom.

15.5 The lender or the court/arbitration institution may serve the notice or legal document in one or more of the above-mentioned ways. If the notice or legal document is served in more than one way, it shall have the effect of service, and the time of service shall be the first served.

Article 16 Value-added Tax clause

16.1 The taxable income collected by the lender from the borrower under this contract has included VAT, and the relevant tax rate shall be determined and adjusted according to national laws and regulations. Each party shall bear all liabilities arising from the timely and full payment of taxes following national laws and regulations.

16.2 The lender will issue a VAT invoice to the borrower following national laws and regulations. The borrower shall provide the lender with all the information and materials necessary for the issuance of the VAT invoice. The borrower shall ensure that the information and materials provided are true, accurate, and complete, and shall provide relevant supporting materials as required by the lender. If the borrower requires the lender to issue a special VAT invoice, the borrower shall be qualified as a general VAT taxpayer and comply with other conditions and procedures prescribed by national laws and regulations; otherwise, the lender shall have the right to refuse to issue a special VAT invoice to the borrower.

16.3 Where the lender issues a wrong VAT invoice to the borrower for reasons attributable to the borrower, the borrower shall be solely liable and the lender shall have the right to require the borrower to bear any losses or other adverse consequences caused to the lender. Where the original invoice needs to be annulled or the invoice with red letters is issued due to the wrong issuance of VAT invoice, or the VAT invoice is lost, the borrower shall be obliged to cooperate with the lender to complete the relevant processing following national laws and regulations.

Article 17 Settlement of disputes

Any dispute arising from the performance of this contract shall be settled by both parties through negotiation. If no agreement can be reached through negotiation, it shall be solved according to below:

1. Lawsuits. It shall be under the jurisdiction of the people’s court of the place where the lender has his domicile.

During the litigation or arbitration, the provisions of this contract which do not involve the disputed part shall still be performed.

Article 18 Other Matters

18.1 The term maturity in this contract includes the situation in which the lender declares the debt to be due early following provisions of this contract or national laws and regulations.

18.2 The lender shall have the right to provide the information related to this contract and other relevant information of the borrower to the credit investigation system of the People’s Bank of China or other credit information databases established according to law for inquiry and use by appropriately qualified institutions or individuals following the provisions of relevant laws and regulations or the requirements of financial regulatory authorities, and the lender shall have the right for concluding and performing this contract. Inquire about the relevant information of the borrower through the credit investigation system of the People’s Bank of China and other credit information databases established according to law.

Article 19 Validity of a contract

This contract shall come into force upon being signed or sealed by both parties. Please see Article 21.14.

Article 20 Tips

The lender has drawn the borrower’s attention to a comprehensive and accurate understanding of the terms of this contract, especially the parts in bold, and has made corresponding clause descriptions at the request of the borrower. The parties hereto agree on the meaning of this contract.

Article 21

21.1 Type of loan: Short-term working capital loans.

21.2 Purpose of loan: Goods payment.

21.3 The currency and the amount of the loan: 4,000,000 RMB.

21.4 Term of loan: From May 24, 2022 to May 23, 2023.

21.5 Borrowing rate: Fixed interest rate at 5.5% per annum, equivalent to 1 year LPR+180 basis points(BP).

21.6 Method of interest settlement

Interest is payable on a quarterly basis on the 20th day of the last month of each quarter.

21.7 The borrower opens a general settlement account with the lender.

21.8 Payment of loan: the lender is entrusted to pay.

21.9 Repayment source: fund withdrawal.

21.10 Withdrawal account:

Account: Hangzhou Forasen Technology Co., Ltd

Bank: Zheshang Bank Co., Ltd - Hangzhou Qiantang Branch

Account Number: [*]

21.11 The interest on the part of early repayment shall be calculated in the following manner.

Interest will be charged on the basis of the execution rate agreed in this contract, plus 0%.

21.12 From the overdue date, the penalty interest shall be calculated by increasing 50% on the basis of the execution interest rate of the loan agreed in this contract. From the date of default, the penalty interest shall be calculated and charged by 100% on the basis of the execution interest rate of the loan agreed in this contract.

21.13 The form of guarantee shall be guarantee, and the guarantee contract shall be signed separately. If the guarantee of maximum amount is adopted, the guarantee contract number are (30101000) 浙商银高抵字 (2022) No. 00180, (30101000) 浙商银高保字 (2022) No. 00179 and (30101000) 浙商银高保字 (2022) No. 00175.

21.14 This contract is made in triplicate, with each party holding one copy. The lender shall hold another copy the all three copies shall have the same effect.

Lender: /s/ Zheshang Bank Co., Ltd - Hangzhou Qiantang Branch

Borrower: /s/ Hangzhou Forasen Technology Co., Ltd

Date: May 24, 2022